Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION INCREASES SHARE REPURCHASE AUTHORIZATION AT LIBERTY VENTURES GROUP

Englewood, Colorado, October 9, 2014 – Liberty Interactive Corporation (“Liberty Interactive”) (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) today announced that its board of directors has authorized the repurchase of up to $650 million of its Liberty Ventures Group tracking stock.  This authorization is in addition to the $350 million repurchase authorization announced in August, which may be used for the repurchase of either QVC Group tracking stock (formerly referred to as the Liberty Interactive Group) or Liberty Ventures Group tracking stock.

Liberty Interactive will evaluate making purchases of Liberty Ventures Group tracking stock pursuant to this authorization after the public announcement of its earnings for the third quarter.

The specific timing and amount of actual future share repurchases will vary based on market conditions, securities law limitations and other factors. The repurchases will be made using Liberty Interactive's cash resources, and the buyback program may be suspended or discontinued at any time without prior notice.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about share repurchases and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions, cash requirements and the availability of investment opportunities. These forward looking statements speak only as of the date of this press release, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Form 10-K and Forms 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this press release.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those interests are currently attributed to two tracking stock groups:  the QVC Group (formerly referred to as the Liberty Interactive Group) and the Liberty Ventures Group.  The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation’s subsidiary, QVC, Inc., and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation’s businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, its subsidiaries Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, Inc., Commerce Technologies, Inc., LMC Right Start, Inc. and Evite, Inc., and minority interests in Time Warner, Time Warner Cable, Lending Tree and Interval Leisure Group.

Contact: Courtnee Ulrich (720) 875-5420